Exhibit 18.1

October 3, 2019

Board of Directors

RPM International, Inc.

P.O. Box 777, 2628.

Pearl Road, Medina, Ohio

Dear Board of Directors:

At your request, we have read the description in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended August 31, 2019, of the facts related to the change in classification of shipping costs from selling, general and administrate expenses to cost of sales.  We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of RPM International Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of RPM International Inc. and its subsidiaries as of any date or for any period subsequent to May 31, 2019.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of RPM International Inc., or on the financial position, results of operations, or cash flows of RPM International Inc. and its subsidiaries as of any date or for any period subsequent to May 31, 2019.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio